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                                                                       EXHIBIT 5



                    [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]







                                January 20, 1999



Service Corporation International
1929 Allen Parkway
Houston, Texas  77019

Gentlemen:

         We have acted as counsel for Service Corporation International, a Texas corporation (the "Company") in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering of up to 1,199,867 shares of the Company's common stock, par value $1.00 per share (the "Common Stock") which may be issued under the Equity Corporation International Amended and Restated 1994 Long-Term Incentive Plan, (the "Plan").

         In such capacity, we have examined the corporate documents of the Company, including its Restated Articles of Incorporation and its Bylaws, each as amended, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of the expressing the opinion contained herein. We have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to our opinion. We have made no independent investigation regarding such representations and certificates.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock issued pursuant to the Plan will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Locke Liddell & Sapp LLP